Exhibit 99.1

For Further Information Contact:
Proxim Wireless
Brian Sereda
Chief Financial Officer
(408) 542-5303

PROXIM WIRELESS SELLS HARMONIX DIVISION FOR $5.3 MILLION

Silicon Valley, CA, September 3, 2008 – Proxim Wireless Corporation (NASDAQ: PRXM), a leading provider of end-to-end broadband wireless systems that deliver the quadruple play, today announced that, effective August 29, 2008, it has sold substantially all the assets of the Harmonix Division of its Terabeam Corporation subsidiary to Renaissance Electronics Corp. for approximately $5.3 million.

As part of the transaction, Proxim and Renaissance entered into an agreement for the continued supply and support of the GigaLink® radios developed and manufactured by Harmonix.  This way Proxim can ensure an uninterrupted supply of these products to its customers.

“This transaction truly was a win-win for Proxim and Renaissance,” stated Pankaj Manglik, Proxim’s Chief Executive Officer.  “The components business of the Harmonix Division was non-core to Proxim’s business, so this gives Renaissance the ability to capitalize on the technology assets of that division while providing Proxim a continued source of radios and operating cash to focus on our end-to-end broadband wireless product portfolio.”

“This acquisition brings Renaissance closer to meeting its vision of being the world’s preferred supplier of all frequency products,” said Thampy (Tom) Kurian, Renaissance’s President and CEO. “This will allow Renaissance to cover most of the components, integrated assemblies, and other products in frequencies ranging from radio to microwave to millimeter.”

About Proxim Wireless
Proxim Wireless Corporation (NASDAQ: PRXM) is a leading provider of end-to-end broadband wireless systems that deliver the quadruple play of voice, video, data and mobility to all organizations today. Our systems enable a variety of wireless applications including security and surveillance, VoIP, last mile access, enterprise LAN connectivity and Point-to-Point backhaul. We have shipped more than 1.8 million wireless devices to more than 235,000 customers worldwide. Proxim is ISO-9001 certified. Information about Proxim can be found at www.proxim.com. For investor relations information, e-mail ir@proxim.com or call +1-408-383-7636.

About Renaissance Electronics and Harmonix
Renaissance Electronics Corporation designs and manufactures a variety of radio frequency and microwave frequency sub-systems and components for avionics, defense, industrial and telecommunications customers. Renaissance Electronics has earned the prestigious ISO 9001-2000 certification from TÜV America for outstanding quality control. Information about the Harmonix Division can be found at www.hxi.com.  Information about Renaissance can be found at www.rec-usa.com.

Safe Harbor Statement
Statements in this press release that are not statements of historical facts are forward-looking statements that involve risks, uncertainties, and assumptions.  Proxim Wireless’ actual results may differ materially from the results anticipated in these forward-looking statements.  The forward-looking statements involve risks and uncertainties that could contribute to such differences including those relating to and arising from the time and costs required to transition the operations of the Harmonix Division to the buyer; management (including management of the Harmonix Division) and board interest in and distraction due to the sale and related transition of operations; liabilities incurred due to the sale and related transition of the Harmonix Division; and reactions, either positive or negative, of investors, competitors, customers, employees, and others to our selling the Harmonix Division.  Further information on these and other factors that could affect Proxim’s actual results is and will be included in filings made by Proxim from time to time with the Securities and Exchange Commission and in its other public statements.